SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549



                                    FORM 8-K



                                 CURRENT REPORT


                     Pursuant to Section 13 of 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): May 12, 1999



                      FORTUNE NATURAL RESOURCES CORPORATION
             -----------------------------------------------------
             (Exact name of Registrant as specified in its charter)



       Delaware                      1-12334                 95-4114732
(State or other jurisdiction       (Commission             (IRS Employer
   of incorporation)               File Number)          Identification No.)



               515 W. Greens Road, Suite 720, Houston, Texas 77067
               ---------------------------------------------------
               (Address of principal executive offices) (Zip Code)


  Registrant's telephone number, including area code: (281) 872-1170 Registrant's telecopier number, including area code: (281) 872-1213



                                       N/A
           ----------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.    OTHER EVENTS

      (1) Fortune's press release made May 12, 1999 to report exploration results follows:

      Fortune Natural Resources Corporation (AMEX SYMBOL: FPX) today announced an interest in two new discovery wells, results of other recent discoveries placed on production and results of other oil and gas operations undertaken during the first few months of 1999.

GULF OF MEXICO ACTIVITY
-----------------------

      BAY MARCHAND BLOCK "5" - OFFSHORE LOUISIANA - STATE WATERS (NEW DISCOVERIES):

      SL 14498-#1: In July 1997, Fortune sold its 10% working interest in State Lease 14498, Offshore Louisiana (previously referred to as the DABM Prospect), for a small cash consideration and retained an overriding royalty of one half of one percent. Late last year, the purchaser successfully drilled a new discovery well, the 14498-#1, and encountered 285' of net pay in nine pay zones in late 1998. The initial discovery well was recently completed and is expected to commence production in mid-June when a platform on the lease has been refurbished and upgraded to handle expected production rates.

      SL 14498-#3: During the first quarter of 1999, a second discovery well was drilled, the 14498-#3, in a separate fault block on the lease. The well encountered 154' of net pay in one zone. This well has also just been completed and is expected to commence production along with the 14498-#1 in mid-June 1999 from the upgraded platform.

      SOUTH TIMBALIER BLOCK "86" - OFFSHORE LOUISIANA - FEDERAL OCS:

      OCS-G 14520-#2: The OCS-G 14520 #2 discovery well at South Timbalier Block "86" (previously referred to as the Polaris Prospect), which was drilled in the fourth quarter of 1998 and encountered approximately 60 feet of net pay in the P-95 sand and 23 feet of net pay in the BP sand, has been completed and placed on production about three months ahead of schedule. Platform hook-up is complete and the well is currently producing at a rate of approximately 15 million cubic feet of natural gas and 100 barrels of condensate per day through a 24/64" choke with flowing tubing pressure of 3,500 pounds. Fortune owns a 3.167% overriding royalty interest before payout, which converts to a 4% overriding royalty after payout. This Gulf of Mexico discovery is not associated with Fortune's producing interest in South Timbalier Block "76", which is located approximately 25 miles away.

TEXAS GULF COAST AND STATE WATERS ACTIVITY:

      ESPIRITU SANTO BAY - CALHOUN COUNTY, TEXAS  - TRANSITION ZONE:

      210-#5 AND 216-#16 WELLS - GRASS ISLAND FIELD: During the first quarter of 1999, the Company participated in the completion of the 210-#5 and 216-#16 wells at the Grass Island field. The wells are currently producing at rates of 850 MCF and 550 MCF per day, respectively, from the lower most pay zone in each well. Fortune owns an approximate 8% working interest in the 210-#5 well and an approximate 4% working interest in the 216-#16 well. Fortune has a lower interest in these wells, as compared to its other prospects in the Espiritu Santo Bay Project, due to pooling its interest with interests owned previously by others in the shallow Grass Island field.


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

      164-4 WELL - SHARK PROSPECT UPDATE: The operator has advised the Company that required plugging operations are underway at the 164-4 well where the Company and its partners encountered a blowout last year. The Company and its partners are awaiting final approval from the insurance companies so we can commence re-drill operations on the Shark Prospect.

      LA ROSA - REFUGIO COUNTY, TEXAS - ONSHORE:
      -----------------------------------------

      B. D. ROOKE #C-5 WELL: Within the last month, a successful re-completion was made in the next shallowest productive zone in the #C-5 well. The new zone's production was brought on at a rate of 2 million cubic feet of natural gas per day on a 28/64" choke but has subsequently been restricted to approximately 1.2 million cubic feet of natural gas and 16 barrels of oil per day on a 20/64" choke. Fortune owns an 18.75% working interest in this well. The La Rosa #C-5 was originally drilled in August 1998, logged multiple pay zones and was originally completed in the lowest productive zone.

      J. W. SPAULDING-#12 WELL: Last week, a successful re-completion was made in the next shallowest productive zone in the Spaulding-#12 well and is producing approximately 1.0 million cubic feet of natural gas and 50 barrels of condensate per day on a 12/64" choke. Fortune owns a 20.69% working interest in this well. The Spaulding-#12 was originally drilled in July 1998, logged multiple pay zones and was originally completed in the lowest productive zone.

      LA ROSA - MICHNA-#11 WELL: The next new exploration well at La Rosa is the Michna-#11 well. The new well is scheduled to spud during the second quarter of 1999.

MISSISSIPPI ONSHORE - BLACK WARRIOR BASIN:
-----------------------------------------

      BACON PROSPECT - ANDERSON #24-7 WELL - CHICKASAW COUNTY, MISSISSIPPI: The Anderson #24-7 was logged and completed on December 28, 1998 with three pay zones totaling approximately 29' of net pay. A completion attempt was made last month in the lowest zone with limited hydrocarbon entry into the wellbore. An artificial fracture stimulation was designed to frac the lowest zone, which is common procedure in the area, and the procedure was completed last week. The well is currently making some gas (approx. 150 mcf/d) while continuing to recover frac fluids. Gathering lines are currently being installed and it is anticipated the well will be placed on production within the next few weeks. Fortune owns a 10% working interest in the discovery.

      (2) Fortune's press release made May 13, 1999 to report first quarter results follows:

      Fortune Natural Resources Corporation (AMEX SYMBOL: FPX) announced today its financial results for the quarter ended March 31, 1999.

      The Company incurred a net loss for the first quarter of 1999 of $553,000, or $0.05 per share, compared to a net loss of $739,000, or $0.06 per share, for the first quarter of 1998.

      Primarily as a result of lower oil and gas prices and Fortune's sale of its East Bayou Sorrel field, oil and gas revenues for the first quarter of 1999 decreased 64% to $255,000, compared to $706,000 reported for the first quarter of 1998. Oil prices declined 30% while gas prices declined 24% for the first quarter of 1999 versus 1998. The sale of East Bayou Sorrel was the primary contributor to the decrease in oil production of 85% and gas production of 27% for the first quarter of 1999 versus 1998. Offsetting the decreased oil and gas revenues were decreases in production and operating expense of 61%; depreciation, depletion and amortization of 63%; and general and administrative expense of 37% for the first quarter of 1999 versus 1998.

      Fortune Natural Resources Corporation is an independent oil and gas exploration and production company with its principal properties located onshore and offshore Louisiana and Texas. Certain statements in this news release regarding future expectations and plans may be regarded as "forward looking statements" within the meaning of the Securities Exchange Act of 1934. They are subject to various risks, such as operating hazards, drilling risks, and other uncertainties inherent in the business of exploring for, developing and producing oil and gas which may be beyond Fortune's control. For a discussion of the contingencies and uncertainties affecting future events and forward-looking statements, see Fortune's latest Report on Form 10-K, as well as other filings with the Securities and Exchange Commission. There can be no assurance that Fortune will be successful in meeting its expectations.

                                  ************
                                              Company Contact:  J. Michael Urban
                                                          Vice President and CFO
                                                                 (281)  872-1170


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

                      FORTUNE NATURAL RESOURCES CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                   ($ in thousands, except per share figures)

                                                         Three Months Ended
                                                       ------------------------
                                                        March 31,     March 31,
                                                          1999          1998
                                                       ----------    ----------
                                                              (Unaudited)
REVENUES
   Sales of oil and gas, net of royalties              $      255    $      706
   Other income                                                15            17
                                                       ----------    ----------
                                                              270           723
                                                       ----------    ----------
COSTS AND EXPENSES
   Production and operating                                    90           227
   Provision for depletion, depreciation
     and amortization                                         210           570
   General and administrative                                 291           459
   Note restructuring cost                                     61             -
   Interest paid in cash                                       97           110
   Interest - amortization of deferred financing cost          74            96
                                                       ----------    ----------
                                                              823         1,462
                                                       ----------    ----------
Loss before provision for income taxes                       (553)         (739)
Provision for income taxes                                      -             -
                                                       ----------    ----------
Net loss                                               $     (553)   $     (739)
                                                       ==========    ==========
Weighted average number of common
  shares outstanding (thousands)                       12,138,000    12,122,000
                                                       ----------    ----------
Net loss per common share                              $    (0.05)   $    (0.06)
                                                       ==========    ==========
Net cash provided by (used in) -
   Operating activities                                $ (226,000)   $ (308,000)
                                                       ==========    ==========
   Investing activities                                $ (197,000)   $3,842,000
                                                       ==========    ==========
   Financing activities                                $        -    $ (529,000)
                                                       ==========    ==========

                            SUMMARY OF BALANCE SHEETS

                                                         March 31,  December 31,
                                                           1999         1998
                                                        ----------   ----------
Current assets                                          $    1,367   $    1,887
Property and equipment, net                                  6,443        6,456
Total assets                                                 7,886        8,492
Current liabilities                                            419          563
Long-term debt                                               3,225        3,225
Total net stockholders' equity                               4,242        4,704

                                 PRODUCTION DATA
                                                          Three Months Ended
                                                        -----------------------
                                                         March 31,   March 31,
                                                           1999         1998
                                                        ----------   ----------
Net production:
   Oil (Bbl)                                                 3,300       21,400
   Gas (Mcf)                                               122,800      168,900
Average sales prices for period:
   Oil (Bbl)                                            $     9.99   $    14.28
   Gas (Mcf)                                                  1.80         2.37


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

ITEM 7.    FINANCIAL STATEMENTS AND EXHIBITS

           None.





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


                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                           FORTUNE NATURAL RESOURCES  CORPORATION



                           By:   /s/ J. Michael Urban
                                 -------------------------------
                                 J. Michael Urban
                                 Vice President and  Chief Financial Officer



Date:  May 13, 1999


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